Exhibit 23.2

Total	TOTAL ASIA ASSOCIATES PLT (AF00Z128 & LLP0016837-LCA) A Firm registered with US PCAOB and Malaysian MIA Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak, 50400, Kuala Lumpur. Tel: {603) 2733 9989

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Luduson G, Inc. of our report dated May 22, 2020 relating to the consolidated financial statements, which appears in Luduson Holding Company Limited's consolidated financial statements for the years ended December 31, 2019 and 2018 on Form 8-K filed on May 22, 2020.

Kuala Lumpur, Malaysia

September 9, 2020